Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Announces Four-Year Senior Financing Facility

•   Establishes new revolving credit facility and letter of credit availability to support the Company’s working capital needs, multi-year projects and growth initiatives

•   Replaces the Company’s prior Credit Agreement one year before its June 2022 refinancing requirement

(AKRON, Ohio – July 7, 2021) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced that on June 30, 2021, it entered into agreements (the “Financing Agreements”) with PNC Bank, N.A. (“PNC”) and an affiliate of MSD Partners, L.P. (“MSD Partners”) under which PNC has provided an up to $50 million asset-based revolving credit facility and availability for up to $125 million of letters of credit to B&W, and MSD Partners will provide cash collateral to support the letter of credit availability. The Financing Agreements have a maturity date of June 30, 2025.

All obligations under the Company’s prior Credit Agreement with Bank of America N.A. as administrative agent have been discharged, and the Credit Agreement has been terminated. Under the terms of the prior Credit Agreement, approximately $9 million in deferred fees have been waived due to the Company’s successful refinancing prior to July 1, 2021.

“The closing of this new facility is a significant accomplishment that demonstrates the strength of our company going forward and reflects the confidence of our lenders and our shareholders in our business and its future growth,” said Kenneth Young, B&W Chairman and Chief Executive Officer. “With financing in place through June 2025, and long-term availability to support multi-year projects, we have a new start to build on our strong global growth strategy, continue to invest in our renewable, environmental, thermal and decarbonization technologies and evaluate potential acquisitions. The new senior facility will directly support new projects this year and ongoing projects as we leverage the strength of our experienced management team, improved balance sheet and robust pipeline to increase shareholder value while driving a worldwide industrial transformation to a green environmental future.”

Evercore served as the exclusive financial advisor to B&W.

About Babcock & Wilcox Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets.

About MSD Partners, L.P.

MSD Partners, L.P., an SEC-registered investment adviser located in New York, was formed in 2009 by the principals of MSD Capital, L.P. to enable a select group of investors to invest in strategies that were developed by MSD Capital. MSD Capital was established in 1998 to exclusively manage the capital of Michael Dell and his family. MSD Partners utilizes a multi-disciplinary investment strategy focused on maximizing long-term capital appreciation by making investments across the globe in the equities of public and private companies, credit, real estate and other asset classes and securities. For further information about MSD Partners, please see www.msdpartners.com.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the Company’s strength and future growth going forward, global growth strategy, future investments and the impact of and support provided by the credit facility. Factors that could cause such actual results to differ materially from these contemplated or implied by such forward-looking statements include, without limitation, the risks associated with the unpredictable and ongoing impact of the COVID-19 pandemic and other risks described from time to time in the Company's periodic filings with the SEC, including, without limitation, the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (as applicable). These factors should be considered carefully, and the Company cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com